As filed with the Securities and Exchange Commission on June 25, 1997
                                               Registration No. 333-
===============================================================================
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington D.C. 20549
                                _____________________

                                       FORM S-3
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933
                                _____________________

                            WESTERN PACIFIC AIRLINES, INC.
                (Exact name of Registrant as specified in its charter)
          Delaware                                          86-0758778
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                         Identification Number)
                               2864 South Circle Drive
                           Colorado Springs, Colorado 80906
                                    (719) 579-7737
      (Address, including zip code and telephone number, including area code, of
                     Registrant's principal executive offices)

                                 Robert A. Peiser
                        President and Chief Executive Officer
                            Western Pacific Airlines, Inc.
                               2864 South Circle Drive
                           Colorado Springs, Colorado 80906
                                    (719) 579-7737
                                 Fax: (719) 527-7481
            (Name, Address, including zip code and telephone number,
                     including area code, of agent for service)
                                _____________________

                                   with copies to:
                                 Allan J. Reich, Esq.
                                  D'Ancona & Pflaum
                               30 North LaSalle Street
                               Chicago, Illinois 60602
                                    (312) 580-2000
                                  Fax: (312) 580-0923
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this form is a post-effective amendment filed pursuant to 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           CALCULATION OF REGISTRATION FEE
==================================================================================================================
                                                  Proposed Maximum      Proposed Maximum        Amount of
  Title of Each Class of        Amount to be       Offering Price      Aggregate Offering     Registration
Securities to be Registered    Registered (1)       per Share (2)         Price (2)              Fee (2)
------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.001 per share (3)    4,825,568 shares          $ 5.750          $27,747,016.00          $ 8,409.00

Common Stock, par
value $.001 per share (3)(4) 4,268,375 shares          $ 5.750          $24,543,156.25          $ 7,438.00
                             ---------                                  --------------          ----------
Total                        9,093,943 shares                           $52,290,172.25          $15,847.00
==================================================================================================================

(1) Based on an estimate of the maximum number of shares of Common Stock of the Registrant issuable in connection with the exercise of the warrants, convertible securities and purchase rights as described herein.
(2) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee, based on the average of the high and low sale prices of the Registrant's Common Stock on June 23, 1997, as reported on the Nasdaq National Market.
(3) In addition to the estimated number of shares set forth in the table, the amount to be registered includes a presently indeterminate number of shares issuable in connection with the exercise of the warrants, convertible securities and purchase rights as described herein or otherwise in respect of such securities as such number may be adjusted as a result of stock splits, stock dividends and antidilution provisions (including floating rate conversion prices) in accordance with Rule 416.

(4) For the purpose of estimating the number of shares of Common Stock issuable upon the conversion of the Series C Preferred Stock, the calculation of the number of shares being offered is based on an estimate of 200% of the shares of Common Stock currently issuable at a conversion price of $4.685625, which price is 80.0% of $5.85703125, the average closing bid price on the Nasdaq National Market of the twenty consecutive trading days preceding June 24, 1997. The actual number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock on June 24, 1997 was 1,897,055.
                              ______________________

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===============================================================================

                      PRELIMINARY PROSPECTUS DATED JUNE 25, 1997

                                SUBJECT TO COMPLETION

                                     PROSPECTUS

                           5,435,542 SHARES OF COMMON STOCK

                            WESTERN PACIFIC AIRLINES, INC.

    This prospectus ("Prospectus") relates to the following shares of Common Stock, $0.001 par value (the "Common Stock"), of Western Pacific Airlines, Inc., a Delaware corporation ("Western Pacific"):

1. Up to 1,325,000 shares of Common Stock issuable to Hunt Petroleum of Texas, Inc., a Delaware corporation ("Hunt") upon the exercise of warrants (the "Hunt Warrants"), of which warrants to purchase 136,120 shares are currently vested and exercisable;

2. Up to 1,325,000 shares of Common Stock issuable to GFI Company, a Nevada corporation ("GFI") upon the exercise of warrants (the "GFI Warrants"), of which warrants to purchase 136,120 shares are currently vested and exercisable;

3. 114,286 shares of Common Stock issued by Western Pacific to Perot Systems Corporation ("Perot") pursuant to that certain Information Technology Agreement, dated as of April 1, 1997 (the "Technology Agreement");

4. Any additional shares of Common Stock issued by Western Pacific to Perot pursuant to the terms of the Technology Agreement, up to an estimated aggregate number of 650,000 shares of Common Stock;

5. Up to 250,000 shares of Common Stock issuable to Mercury Air Group, Inc., a New York corporation ("Mercury") upon the exercise of warrants (the "Mercury Warrants"), of which warrants to purchase 200,000 shares are currently exercisable;

6. Up to 4,268,375 shares of Common Stock issuable to the holders of Western Pacific's Series C Convertible Preferred Stock, $0.001 par value (the "Series C Preferred Stock") upon conversion thereof (which amount represents an estimate of 200% of the maximum number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock, based upon the average closing bid price for the twenty trading days preceding June 24, 1997);

7. Up to 426,666 shares of Common Stock issuable to the holders of those certain A-Warrants (the "A-Warrants") upon exercise thereof (which amount represents 200% of the shares of Common Stock issuable upon exercise of the A-Warrants as of the date of this Prospectus) of which 213,333 shares of Common Stock are issuable upon complete exercise of the A-Warrants as of the date of this Prospectus; and

8. Up to 734,616 shares of Common Stock issuable to the holders of those certain B-Warrants (the "B-Warrants") upon exercise thereof (which amount represents 200% of the shares of Common Stock issuable upon exercise of the B-Warrants as of the date of this Prospectus) of which 367,308 shares of Common Stock are issuable upon the complete exercise of the B-Warrants as of the date of this Prospectus.

    Hunt, GFI, Perot, Mercury, the holders of the Series C Preferred Stock, the holders of A-Warrants and the holders of B-Warrants are sometimes referred to in this Prospectus as the

"Selling Stockholders," and the shares of Common Stock to be sold by the Selling Stockholders pursuant to this Prospectus are sometimes referred to as the "Shares." The Selling Stockholders have not advised Western Pacific of any specific plans for the distribution of the Shares covered by this Prospectus, but it is anticipated that the Shares will be sold from time to time by the Selling Stockholders or by certain pledgees, donees, transferees, or other successors in interest primarily in transactions (which may include block transactions) on the Nasdaq National Market, or such other market on which Western Pacific's securities may from time to time be trading at the market price then prevailing, although sales may also be made in negotiated transactions or otherwise. See "Plan of Distribution."

    Western Pacific will receive the proceeds from the exercise of the Hunt Warrants, the GFI Warrants, the Mercury Warrants, the A-Warrants and the B-Warrants and will receive the benefit of services rendered by Perot under the Technology Agreement, but will not receive any proceeds from the sale by the Selling Stockholders of the Shares offered hereby. The Selling Stockholders will not bear any of the expenses related to this registration. All of such expenses, estimated to be approximately $33,000, will be borne by Western Pacific.

    The exact number of shares of Common Stock to be issued by Western Pacific to the Selling Stockholders cannot be ascertained as of the date of this Prospectus and will be stated in a supplement or supplements to this Prospectus to be filed with the Securities and Exchange Commission promptly after the determination of said number and prior to any resale of such additional shares of Common Stock by any of the Selling Stockholders. See "Description of Securities" below for a description of the warrants, purchase rights and options referred to above.

    Western Pacific's Common Stock is traded on the Nasdaq National Market under the symbol "WPAC." On June 24, 1997, the last reported sale price of Western Pacific's Common Stock on the Nasdaq National Market was $5.5625 per share.
                               _________________________

    SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.
                              _________________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              ________________________

                  The date of this Prospectus is ____________, 1997.

      THE INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO

BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

    NO DEALER, SALESMAN OR ANY OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING NOT CONTAINED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY WESTERN PACIFIC OR ANY SELLING STOCKHOLDER.
THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY OF THE SECURITIES OFFERED BY THIS PROSPECTUS IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE OF THE SECURITIES MADE UNDER THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF WESTERN PACIFIC SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED HEREIN OR THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN ARE CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                  Table of Contents
Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . .  6
Documents Incorporated by Reference. . . . . . . . . . . . . . . . . . . .  6
Western Pacific. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
Certain Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
Description of Securities. . . . . . . . . . . . . . . . . . . . . . . . . 16
Selling Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24

                                AVAILABLE INFORMATION

    Western Pacific is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and certain other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60601. Copies of such materials can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judicial Plaza, Washington, D.C. 20549 at prescribed rates. The shares of Western Pacific's Common Stock are listed on the Nasdaq National Market and, as such, the periodic reports, proxy statements and other information filed by Western Pacific should be available for inspection at the offices of the National Association of Securities Dealers, Inc., 1935 K Street, N.W., Washington, D.C. 20006. In addition, electronic copies of the Registration Statement and all related exhibits and schedules may be accessed on the World Wide Web via the Commission's EDGAR database at its website (http://www.sec.gov).

    Western Pacific has filed this Registration Statement on Form S-3 with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares to which this Prospectus relates. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Any statements contained herein or in any document incorporated by reference herein concerning the provisions of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference. The Registration Statement (and exhibits thereto) may be inspected without charge at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.

                         DOCUMENTS INCORPORATED BY REFERENCE

    THIS PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS RELATING TO WESTERN PACIFIC WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO WESTERN PACIFIC (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, FROM THE PRINCIPAL EXECUTIVE OFFICES OF WESTERN PACIFIC AIRLINES, INC., 2864 SOUTH CIRCLE DRIVE, COLORADO SPRINGS, COLORADO 80906, TELEPHONE: (719) 579-7737;
TELECOPIER (719) 527-7481.

    The following documents relating to Western Pacific are incorporated by reference herein:

1.  Annual Report on Form 10-K for the year ended December 31, 1996.

2.  Quarterly Report on Form 10-Q for the quarterly period ended March 31,
    1997.

3. Western Pacific's Current Report on Form 8-K for an event dated January 31, 1997.

4.  Western Pacific's Current Report on Form 8-K for an event dated June 5,
    1997.

5. The description of Western Pacific's Common Stock contained in the registration statement on Form 8-A dated November 17, 1995, filed under
    Section 12(g) of the Exchange Act, together with any amendments or reports filed for the purpose of updating such description.

    All documents filed by Western Pacific with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference herein and shall be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein or contained in this Prospectus shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) or in a supplement hereto modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

                                   WESTERN PACIFIC

    Western Pacific operates a low-cost, low-fare airline from its hub at the Colorado Springs Airport. Western Pacific commenced flight operations on April 28, 1995, with two Boeing 737-300 aircraft and provided six daily round trips between Colorado Springs and five cities. Currently, Western Pacific operates up to 37 daily round trips between Colorado Springs and Seattle, San Francisco, Portland, Los Angeles, San Diego, Phoenix, Houston, Dallas/Ft. Worth, Oklahoma City, Tulsa, Kansas City, Atlanta, Indianapolis, Orlando, Chicago-Midway, Washington-Dulles and Newark. On May 5, 1997, the Company announced its plans to relocate a substantial portion of its operations to Denver International Airport commencing on June 29, 1997. During 1996, Western Pacific assisted in the start-up of an affiliated regional carrier, Mountain Air Express, Inc. ("Mountain Air Express" or "MAX") to carry traffic into and out of Colorado ski markets and other smaller travel markets that cannot support frequent jet aircraft service. MAX, which commenced flight operations on December 15, 1996, is a separate company from Western Pacific with its own operating certificate and management. Western Pacific's present ownership in MAX is approximately 57% of the outstanding voting stock. In November 1996, Colorado Springs Car Rental, Inc., a Thrifty Rent-A-Car franchise and a 100% owned subsidiary of Western Pacific, commenced operations from its base in Colorado Springs. Western Pacific, MAX, and Colorado Springs Car Rental, Inc. are referred to collectively as the "Company."

                                     RISK FACTORS

    EXCEPT   FOR  HISTORICAL  INFORMATION  CONTAINED IN THIS PROSPECTUS,  THE
MATTERS DISCUSSED HEREIN CONTAIN FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF SECTION 27A OF THE SECURITIES ACT AND SECTION
21E OF THE EXCHANGE ACT, INCLUDING   MANAGEMENT'S  EXPECTATIONS REGARDING THE
COMPANY'S RESERVES, FUTURE PROFITABILITY, PLANNED DATES FOR COMMENCEMENT OF
OPERATIONS AT AIRPORTS, AND ANTICIPATED COSTS AND EXPENDITURES.   SUCH
FORWARD-LOOKING STATEMENTS ARE INHERENTLY UNCERTAIN, AND INVESTORS MUST RECOGNIZE THAT ACTUAL RESULTS MAY DIFFER FROM MANAGEMENT'S EXPECTATIONS. KEY FACTORS IMPACTING CURRENT AND FUTURE OPERATIONS OF THE COMPANY INCLUDE THE FACTORS DISCUSSED BELOW.

    INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AND THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS PRIOR TO MAKING AN INVESTMENT DECISION.

    HISTORIC OPERATING LOSSES. Western Pacific began scheduled flight operations on April 28, 1995, and Mountain Air Express began scheduled flight operations on December 15, 1996. During the period from the Company's inception through May 31, 1997, the Company incurred net losses totaling
approximately $63.7 million.   Given Western Pacific's limited operating
history, there can be no assurances that the Company will be profitable in the future.

    AVAILABILITY OF WORKING CAPITAL AND FUTURE FINANCING SOURCES. Neither Western Pacific nor Mountain Air Express have generated positive cash flow consistently since inception. The Company had a deficit in consolidated working capital at March 31, 1997 of $16.6 million. The airline industry is extremely capital intensive, especially for a growing carrier, with payments for new aircraft and extensive maintenance requirements for the existing fleet. The Company is evaluating additional sources of working capital and financing sources, but there is no assurance that additional sources of working capital will be available at competitive rates and conditions. Although management believes that the Company will be able to secure such additional capital, if the Company is unable to do so, cash flow from operations might not be sufficient to cover the Company's financial obligations during 1997.

    LOW MARGIN BUSINESS AND HIGH OPERATING LEVERAGE. The airline industry is characterized by low gross profit margins and high fixed costs. The expenses of each flight do not vary significantly with the number of passenger carried and, therefore, a relatively small change in the number of passengers or in the pricing or traffic mix could have a disproportionate effect on operating and financial results. Accordingly, a minor shortfall from expected revenue levels could have a material adverse effect on the Company's growth or its financial performance.

    ENTRY INTO DENVER MARKET. Western Pacific is based in Colorado Springs as a result of the initial belief that it could function effectively as an alternative airport to Denver International Airport ("DIA") for the Denver/Colorado Springs market. However, with low fare service available out of DIA offered by Frontier Airlines, Inc. ("Frontier"), the Company believes that fewer Denver market passengers are willing to make the drive to Colorado Springs Airport. In addition, United Airlines has begun to match the fare offerings of Western Pacific and Frontier in selected markets, which further reduced the incentive for passengers to make the drive from Denver to Colorado Springs. At the same time, carriers who had served the Colorado Springs market only on a limited basis prior to Western Pacific's commencement of operations at Colorado Springs Airport, began to schedule additional flights. All of these factors had a dampening effect on the traffic available to Western Pacific at Colorado Springs Airport. Therefore, as airport capacity increased, it became increasingly difficult to stimulate additional traffic at acceptable fare levels. The traffic erosion occurred in spite of the fact that average fares continued to decline on a year over year basis. The combination of all these factors has led to management's conclusion that given current capacity and traffic levels in Colorado Springs, Western Pacific's prospects for significant growth in that market could be significantly limited. With this in mind, management plans to move a substantial portion of the Company's flight operations to DIA in late June, 1997. There can be no assurance, however, that once completed, any such entry into the Denver market will allow management to operate the Company's business on a profitable basis.

    COST OF FUEL. Western Pacific's average cost per gallon of fuel (inclusive of management fees and taxes) has increased from 73.13 cents for the three months ended March 31, 1996 to 83.7 cents for the three months ended March 31, 1997. At Western Pacific's current consumption rate, each one cent increase in the price of fuel increases Western Pacific's monthly fuel expense by approximately $40,000. In response to these increases, some carriers have begun to assess a fuel surcharge to be added to their base fares to cover these costs. Although Western Pacific has considered implementing such surcharges, there can be no assurance that if such measures are implemented, Western Pacific would be able to successfully pass along any increases in the price of fuel to its customers.

    COMPETITION. The airline industry is highly competitive. Western Pacific competes with other airlines which are larger and have substantially greater name recognition and greater resources. Western Pacific may also face competition from other airlines which may also begin serving the markets that Western Pacific currently serves and markets it may serve in the future, and from new low-cost airlines that may be formed to compete in the low-fare market (including those formed by other major airlines) as well as from ground transportation alternatives. In addition to traditional competition among domestic carriers, the industry may be subject to new forms of competition in the future such as video teleconferencing and other methods of electronic communication that may add a new dimension of competition to the industry as businesses seek lower cost substitutes for air travel. Since Western Pacific commenced service, United Airlines ("United"), American Airlines ("American"), Delta Air Lines ("Delta"), Continental Airlines ("Continental"), Northwest Airlines ("Northwest"), America West Airlines ("America West") and Reno Air, Inc. ("Reno") have inaugurated or increased service between Colorado Springs and cities served by Western Pacific as well as other cities that Western Pacific may serve in the future and, in some cases, have substantially reduced fares to match or undercut the fares charged by Western Pacific on those routes. Western Pacific continues to face substantial competitive challenges from United and its low-cost subsidiary, Shuttle by United, as well as other carriers such as American, Delta, and
Continental operating at DIA.   Although management believes that it can
operate at a lower cost than larger air carriers, the resources of larger carriers are vast in comparison to Western Pacific's resources. In the event such carriers were to aggressively reduce fares on Western Pacific's routes to levels at which Western Pacific could not sustain profitable operations, and were to maintain such reduced fares for an extended period, such carriers could withstand sustained losses for a longer period of time than Western Pacific. Further, there can be no assurance that Western Pacific will be able to withstand competitive pressure from United, other carriers, including low-cost carriers, or from new carriers that may enter the Colorado Springs and/or DIA market in the future.

    CYCLICAL NATURE OF AIRLINE INDUSTRY; SEASONALITY. The airline industry is highly sensitive to general economic conditions. Because a substantial portion of airline travel (business and personal) is discretionary, the industry tends to experience severe adverse financial results during general economic downturns. Any prolonged general reduction in airline passenger traffic may adversely affect the Company. In addition, the airline industry tends to be seasonal in nature. The Company expects that in its case, based on the experience of certain other airlines, April and May and September and October of each year are periods with lower load factors and yields.

    CONSUMER CONCERN REGARDING OPERATING SAFETY. Western Pacific believes that the highly publicized safety issues that led to the Federal Aviation Administration ("FAA") grounding of ValuJet in June 1996, have caused some consumers to question the operating safety of all start-up airlines. During 1996, Western Pacific passed a rigorous National Aeronautical Safety Inspection audit conducted by the FAA and passed an independently commissioned comprehensive safety audit conducted by the Flight Safety Foundation. However, there can be no assurance that the FAA will not take more restrictive actions against Western Pacific because of its start-up status. Such actions by the FAA could increase operating costs or cause Western

Pacific to temporarily cease operations altogether and thereby have the effect of reducing the future earnings potential of the Company.

    UNIONIZATION OF EMPLOYEE GROUPS. Western Pacific's mechanics voted to join the International Brotherhood of Teamsters union in May 1996. No other work groups are currently represented by, or have voted to be represented by, a union. While the mechanics' action has not altered Western Pacific's work rules or increased Western Pacific's costs, there can be no assurance that such action will not result in future changes or that other employee groups will not vote for union representation, nor that labor costs for those groups represented by a union will not increase.

    DEPENDENCE ON MANAGEMENT. The Company is dependent on the active participation of Robert A. Peiser, President and Chief Executive Officer, and other senior executives of Western Pacific. There can be no assurance that the loss of the services of any of Western Pacific's executive officers, particularly Mr. Peiser, would not adversely affect the business of the Company and its future prospect unless and until other suitable personnel could be employed.

    NO DIVIDENDS. Western Pacific presently intends to retain future earnings for its operations and expansion of its business. Western Pacific has never declared or paid any dividends on its Common Stock and has no plans to do so in the foreseeable future. Any determination to pay cash dividends in the future will be at the discretion of Western Pacific's Board of Directors and will be dependent upon Western Pacific's results of operations, financial condition and other factors deemed relevant at the time by the Board of
Directors.   In addition, the holders of Western Pacific's Series B Preferred
Stock, $0.001 par value (the "Series B Preferred Stock") are entitled to receive, when, as and if authorized by the Board of Directors, quarterly cash dividends in an amount $2.50 per share. Such dividends cumulate whether or not authorized by the Board of Directors and whether or not in any period there are funds of Western Pacific legally available for the payment of such dividends. The payment of dividends on the Series B Preferred Stock will take priority over the payment of dividends to holders of Common Stock. On April 18, 1997, the Board of Directors declared a dividend of $188,888.88 on the Series B Preferred Stock, which was paid on April 28, 1997. Moreover, the Certificate of Designations, Rights and Preferences for Series C Preferred Stock provides that so long as any Series C Preferred Stock remains outstanding, no dividends may be declared or paid upon the Common Stock (or any other class or series of stock ranking, by its terms, junior to the Series C Preferred Stock) unless at the time the Company declares or pays such dividend, it shall have had annual net income in the previous fiscal year of greater than $50.0 million. Finally, under the terms of the Agreement Relating to Brokering of Guaranty between the Company and Mercury, until such time as Mercury's promissory note to Compass Bank has been fully paid, the Company may only pay dividends (i) to the holders of Series B Preferred Stock in accordance with the Certificate of Designation, Preferences and Rights of Series B Preferred Stock, and (ii) to any other holders of preferred shares that may subsequently be issued by Western Pacific prior to, or on a parity with, the Series B Preferred Stock at a rate not to exceed 15% per annum, so long as such other preferred shares have been fully paid for in cash or cash equivalents. See "Certain Transactions--The Mercury Air Transaction."

    ANTI-TAKEOVER PROVISIONS. Certain provisions of Delaware law, the Certificate of Incorporation and Western Pacific's Bylaws, as amended, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of Western Pacific. Among other things, such provisions establish staggered terms for members of the Board of Directors and require advance notice for director nominations. In addition, the Certificate of Designations, Rights and Preferences of the Series C Preferred Stock provides that in the event that Robert A. Peiser shall, at any time prior to May 31, 1998, cease to be employed on a full-time basis as the Chief Executive Officer of the Company, the Company shall, within ten (10) business days of the date on which the holders of 66 2/3% of the outstanding Series C Preferred Stock so request, purchase the outstanding shares of Series C Preferred Stock for designated amounts. These provisions and the prohibition against certain business combinations contained in Section 203 of the Delaware General Corporation Law ("DGCL") could have the effect of delaying, deferring or preventing a change in control or the removal of existing management of Western Pacific.

    EFFECT OF OUTSTANDING WARRANTS AND SERIES C PREFERRED STOCK. As of the date of this Prospectus, there are outstanding warrants to purchase an aggregate of 3,506,932 shares of Western Pacific's Common Stock, and, as of June 24, 1997, the Series C Preferred Stock is convertible into 1,897,055 shares of Common Stock , but this amount may prove to be significantly greater in light of a variety of factors, including a decrease in the average market price for the Common Stock. See "Description of Securities--Series C Preferred Stock." Purchasers of Common Stock may therefore experience substantial dilution of their investment in the event that the holders of the Series C Preferred Stock elect to convert their holdings of such stock into shares of Common Stock. For the life of such warrants and the Series C Preferred Stock, the holders thereof have been given the opportunity to profit from a rise in the market price of the Common Stock, with a resulting dilution in the interest of holders of Common Stock. The terms on which the Company will be able to obtain additional capital during the life of such warrants and Series C Preferred Stock may be adversely affected by the terms of such warrants and Series C Preferred Stock. In addition, holders of such securities may have an incentive to exercise their rights at a time when the Company would, in all likelihood, be better able to obtain any needed capital by a new offering of securities on terms more favorable to the Company than those provided in such warrants and the Series C Preferred Stock.

                                   USE OF PROCEEDS

    Western Pacific will not receive any of the proceeds from the sale by the Selling Stockholders of the Shares offered hereby. Any proceeds received by Western Pacific upon the exercise of the warrants and options described below under the heading "Description of Securities" will be added to Western Pacific's working capital.

                                 CERTAIN TRANSACTIONS

THE HUNT/GFI TRANSACTION

    On January 31, 1997, Western Pacific entered into a series of transactions culminating in the sale of shares of Western Pacific's Series B Preferred Stock, par value $0.001 per share (the "Series B Preferred Stock") to Hunt and GFI (the "Hunt/GFI Transaction"). As the first step of the Hunt/GFI Transaction (i) each of Hunt and GFI loaned to Western Pacific the principal amount of $10,000,000 (which included $2,500,000 previously loaned by each of Hunt and GFI to Western Pacific in December 1996) evidenced by two promissory notes in the principal amount of $10,000,000 (the "Notes"), and
(ii) Western Pacific agreed to sell Hunt and GFI an aggregate of 100,000 shares of Series B Preferred Stock. At that time, Western Pacific's Board of Directors authorized the creation of the Series B Preferred Stock.

    At the closing of the Hunt/GFI Transaction, each of Hunt and GFI purchased 100,000 shares of Western Pacific's Series B Preferred Stock at a purchase price of $100 per share. In addition, Western Pacific issued to each of Hunt and GFI warrants (the Hunt Warrants and GFI Warrants) to purchase, subject to certain vesting conditions, an aggregate of 2,650,000 shares of Common Stock, at a price of $0.01 per share. Payment of the purchase price for the Series B Preferred Stock was made by cancellation of the Notes.

THE PEROT TRANSACTION

    Effective April 1, 1997 (the "Effective Date"), Western Pacific entered into the Technology Agreement with Perot. Under the terms of the Technology Agreement, Perot is obligated to provide Western Pacific with integrated technology related services over a five year period (the "Perot Transaction"). These services are to include business process re-engineering, call center infrastructure, data mining, networking, total system management and the application of emerging technologies.

    The consideration payable to Perot under the Technology Agreement consists of monthly service fees described below and the issuance of Common Stock. In particular, Western Pacific is obligated to issue to Perot shares of its Common Stock as additional consideration as follows: $800,000 within thirty days of the Effective Date (for which 114,284 shares were issued on May 6, 1997), $600,000 on the first anniversary of the Effective Date and $400,000 on the second anniversary of the Effective Date. The base monthly service fees payable to Perot under the Technology Agreement equal
(i) $317,000 per month in the first year of the Technology Agreement,
(ii) $461,600 per month in the second year of the Technology Agreement,
(iii) $981,800 per month in the third year of the Technology Agreement,
(iv) $975,500 per month in
the fourth year of the Technology Agreement and (v) $934,400 per month in the fifth year of the Technology Agreement.

    For the first six months of the term of the Technology Agreement, Western Pacific has the right, at its option, to issue shares of Common Stock in lieu of cash payments for up to three months of base monthly service fees and pass-through expenses. The amount of such stock issuances may not exceed $2.0 million in the aggregate.

THE MERCURY AIR TRANSACTION

    On April 25, 1997, Western Pacific entered into a revised Aviation Fuel Management Agreement (the "Fuel Management Agreement") with Mercury whereby Mercury has agreed to provide certain fuel supply services to Western Pacific. Western Pacific also executed a promissory note in favor of Compass Bank in the principal sum of $6,000,000 (the "Compass Note"). The Compass Note provides that Western Pacific may borrow funds from Compass Bank in order to pay amounts due and owing under the Fuel Management Agreement. Payment of all amounts due and owing from Western Pacific to Compass Bank under the Compass Note is guaranteed by Mercury. In consideration of Mercury's entering into the Fuel Management Agreement and its agreement to guarantee the obligations of Western Pacific arising pursuant to the Compass Note, on April 25, 1997 Western Pacific issued the Mercury Warrants granting Mercury the right to purchase 200,000 shares of Common Stock at an exercise price of $6.875 per share. The Mercury Warrants became exercisable upon issuance and expire on April 25, 2000.

    With respect to Mercury Warrants that remain unexercised on July 28, 1998, Western Pacific may become obligated to issue additional shares of Common Stock to Mercury (or make cash payments to Mercury) to the extent that the highest average trading price of Western Pacific's Common Stock (as reported on the Nasdaq National Market during any 20 consecutive trading days during the three month period ending July 28, 1998) does not meet at least a 20% target return level, as set forth in the Mercury Warrants.

THE SERIES C PREFERRED PRIVATE PLACEMENT

    On June 5, 1997, Western Pacific completed a private placement with a group of institutional investors (the "Private Placement") whereby Western Pacific sold (i) 10,000 shares of its Series C Preferred Stock,
(ii) A-Warrants to purchase an aggregate of 213,333 shares of Western Pacific's Common Stock at an exercise price of $11.25 per share, and (iii) B-Warrants to purchase an aggregate of 111,110 shares of Common Stock at an exercise price of $6.80625 per share for an aggregate purchase price of $10 million.
The institutional investor group consisted of Lionhart Global Appreciation Fund, a company organized under the laws of the British Virgin Islands ("Lionhart"), RGC International Investors, LDC, a company organized under the laws of the Cayman Islands ("RGC") and CC Investments, LDC, a company organized under the laws of the Cayman Islands ("CC Investments"). In addition, in connection with the Private Placement Western Pacific issued an additional 256,198 B-Warrants to GEM Management, Limited and paid cash in the amount of $350,000 to GEM Advisors, Ltd. as a placement fee.

    The Certificate of Designations for the Series C Preferred Stock provides that certain redemption provisions regarding the Series C Preferred are subject to that certain Agreement Among Preferred Stockholders, entered into among the Company, the Series C Preferred investors and the holders of the Company's Series B Preferred Stock (the "Agreement Among Preferred Stockholders"). Pursuant to the Agreement Among Preferred Stockholders, the parties mutually agreed that if the Company redeems one series of preferred stock due to certain mandatory or optional redemption provisions and a similar provision does not apply to the other series of preferred stock, the holders of the other series of preferred stock will, under certain circumstances, be entitled to participate in such redemption.

    In connection with the sale of the Series C Preferred Stock, the A-Warrants and the B-Warrants, Western Pacific agreed to file a registration statement with the Commission within 45 days to register the Common Stock issuable upon conversion or exercise of such securities.

                              DESCRIPTION OF SECURITIES

HUNT WARRANTS AND GFI WARRANTS

    In connection with the Hunt/GFI Transaction, Western Pacific issued the Hunt Warrants and the GFI Warrants (collectively, the "Hunt/GFI Warrants"), each of which entitles the holder to purchase 1,325,000 shares of Common Stock, subject to the vesting restrictions described below. Upon the vesting and exercise of the Hunt/GFI Warrants, as described below, each warrant entitles Hunt or GFI, as the case may be, to receive from Western Pacific one share of fully paid, nonassessable Common Stock of Western Pacific for an exercise price of $0.01 per share.

    The Hunt/GFI Warrants vest over a period of three years. Each Hunt/GFI Warrant provides that 272,239 warrants (the "Year One Warrants") vest and become exercisable as follows: (i) 50% of the Year One Warrants vested and became exercisable on February 27, 1997; and (ii) if any of the shares of Series B Preferred Stock originally purchased by the holder remain outstanding on December 1, 1997, the following percentage of the Year One Warrants shall vest and become exercisable: 50% of the Year One Warrants multiplied by a fraction, the numerator of which is equal to the number of shares of Series B Preferred Stock originally purchased by the holder, which remain outstanding on December 1, 1997, and the denominator of which is equal to 100,000. Any Year One Warrants which have not vested as of December 1, 1997 pursuant to the foregoing formula will be forfeited and of no further force and effect.

    Each Hunt/GFI Warrant provides that during each day during the period from May 1, 1998 through April 30, 1999, that 453,757 warrants (the "Year Two Warrants") will vest and become exercisable as follows: (x) 453,757, multiplied by (y) a fraction, the numerator of which is equal to the number of shares of Series B Preferred Stock originally purchased by the holder which remain outstanding on such day, and the denominator of which is equal to 100,000, divided by (z) 365. Any Year Two Warrants which have not vested as of April 30, 1999 pursuant to the foregoing formula will be forfeited and be of no further force and effect. Further, on the date of exercise during the period from May 1, 1999 though April 30, 2000, each Hunt/GFI Warrant provides that 599,004 warrants (the "Year Three Warrants") will vest and become exercisable as follows: (x) 599,004, multiplied by (y) a fraction, the numerator of which is equal to the number of shares of Series B Preferred Stock originally purchased by the holder which continue to be outstanding on such day, and the denominator of which is equal to 100,000, divided by
(z) 365. Any Year Three Warrants which have not vested as of April 30, 2000 pursuant to the foregoing formula shall be forfeited and be of no further force and effect.

    Any portion of the Hunt/GFI Warrants which fails to vest and become exercisable pursuant to the foregoing vesting provisions will terminate as of the date of such failure. In addition, any portion of the Hunt/GFI Warrants which vests and becomes exercisable shall terminate if such portion of the Hunt/GFI Warrants has not been exercised by the holder prior to April 30, 2003.

    Pursuant to the Hunt/GFI Transaction, Western Pacific agreed to file a registration statement with the Commission to register under the Securities Act resales of the shares of Common Stock underlying the Hunt/GFI Warrants, and to maintain the effectiveness of such registration statement until April 30, 2001. In addition, the Company has agreed that, if requested by the holders of 50% or more of Common Stock issuable upon exercise of the Hunt/GFI Warrants, to file with the Commission, at the Company's sole expense (other than with respect to underwriting discounts and commissions and fees and expenses of legal counsel for selling holders), one registration statement under the Securities Act for an underwritten public offering covering such shares.

THE PEROT PURCHASE RIGHTS

    MANDATORY PAYMENTS TO PEROT IN COMMON STOCK. As additional consideration for the services to be provided by Perot under the Technology Agreement, Western Pacific agreed to pay Perot, in the form of shares of Common Stock, $800,000 within 30 days after April 1, 1997, $600,000 on the first anniversary of the Effective Date, and $400,000 on the second anniversary of the Effective Date. In connection with this agreement to issue shares, Western Pacific issued to Perot 114,286 shares of Common Stock on May 6,
1997.   The number of shares of Common Stock to be delivered to Perot is determined by dividing the applicable dollar amount payable by the average closing bid price for the Common Stock for the five trading days ending two days before the shares are delivered. Western Pacific has the option, which may be exercised at any time prior to the termination or expiration of the Technology Agreement, to repurchase any shares of Common Stock issued to Perot, which have not been otherwise sold by Perot prior to the exercise of such option, at a price of $15.00 per share

    OPTIONAL ISSUANCE OF COMMON STOCK FOR SERVICES. For the period beginning on April 1, 1997 and ending September 30, 1997, Western Pacific may pay the base monthly service fee for up to three months of services under the
Technology Agreement by delivering to Perot shares of Common Stock.   The
amount of such fees to be paid for in Common Stock may not exceed, in the
aggregate, $2.0 million.   In addition, Western Pacific is obligated to
register for sale under the Securities Act, and all other applicable laws, rules and regulations, all shares of Common Stock delivered to Perot in lieu of cash payments and to list such shares for sale on the Nasdaq National Market prior to the date such shares are delivered to Perot.

    The number of shares of Common Stock to be delivered to Perot will be determined by dividing the amount of the base monthly fee payable by the average closing bid price for the Common Stock for the five trading days ending two days before the shares are delivered. If Perot sells the shares of Common Stock received in lieu of cash payment within 30 calendar days after receiving such shares, or is unable to sell such shares due to restrictions on trading activities imposed by Western Pacific's insider trading policy or applicable law or the absence of adequate market trading volume, Perot will, within five days after such 30 day period, notify Western Pacific of such circumstance and Western Pacific will pay Perot, in cash within 10 days after the end of the applicable 30 day period, an amount equal to the excess of the applicable base service monthly fee over the actual proceeds received by Perot from such sale, if any, and Perot will transfer to Western Pacific any unsold shares.

    If Perot elects, in its sole discretion, not to sell the Common Stock within the 30 day period referred to above, Western Pacific will have no further obligation in relation to the monthly fees to which the Common Stock was issued.

    Pursuant to the terms of the Technology Agreement, Perot has the right to require that all shares of Common Stock delivered to Perot as consideration under the Technology Agreement be registered for sale under the Securities Act and listed on the Nasdaq National Market prior to the date of such shares are delivered to Perot.

THE MERCURY WARRANTS

    Each Mercury Warrant entitles Mercury, upon exercise, to receive from Western Pacific one share of fully paid, nonassessable Common Stock of Western Pacific at a price equal to $6.875 per share. The Mercury Warrants may be exercised by Mercury, in whole or in part, at any time during Western Pacific's normal business hours. The Mercury Warrants expire at 5:00 p.m. on April 25, 2000. Any warrants not exercised by such time will, without further action by Western Pacific or Mercury, immediately terminate and be of no further force or effect. With respect to Mercury Warrants that remain unexercised on July 28, 1998, Western Pacific may become obligated to issue additional shares of Common Stock to Mercury (or make cash payments to Mercury) to the extent that the highest average trading price of Western Pacific's Common Stock (as reported on the Nasdaq National Market during any 20 consecutive trading days during the three month period ending July 28,
1998) does not meet at least a 20% target return level, as set forth in the Mercury Warrants.

Under the terms of the Mercury Warrants, Mercury has been granted certain piggyback registration rights. If such registration involve an underwriting agreement, such underwriting agreement must include, among other things, customary indemnification and contribution obligations on the part of Western Pacific.

THE SERIES C CONVERTIBLE PREFERRED STOCK

    In connection with the Private Placement, Western Pacific filed a Certificate of Designations, Preferences and Rights of the Series C Preferred Stock with the Secretary of State of Delaware on June 5, 1997 (the "Certificate of Designations"), and a Certificate of Correction with respect to the Certificate of Designations on June 9, 1997. The Series C Preferred Stock has a stated value of $1,000 per share, with a premium amount accruing on such stated value at a rate of 8% per annum (the "Premium Accrual"). The Series C Preferred Stock is nonvoting and ranks pari passu with Western Pacific's Series B Preferred Stock. The Series C Preferred Stock is subject to voluntary conversion at the option of the holders during its three-year term, and will automatically convert into Common Stock on June 5, 2000. The conversion price ("Conversion Price") will be the lower of (i) a fixed price (the "Fixed Price") of $6.1875 (110% of the closing bid price of Western Pacific's Common Stock on June 4, 1997), subject to equitable adjustments for stock splits, stock dividends, rights offerings, combinations, recapitalization, reclassifications and similar events, or (ii) an amount which will initially equal a 10% discount (declining over ten months to 20%) of the average of the closing bid prices of the Common Stock for the 20 consecutive trading days preceding a notice of conversion.

    The Conversion Price of the Series C Preferred Stock is subject to possible upward and downward performance adjustments. If, at the time of conversion, the closing bid price of the Common Stock has increased by more than 45% over the original Fixed Price (the "Upward Adjustment Threshold"), the Fixed Price shall automatically increase so that the holder of the Series C Preferred Stock being converted relinquishes 60% of the increase in value of the Common Stock over the Upward Adjustment Threshold. Following September 3, 1997, if at any date the closing bid price of the Common Stock falls below 50% of the Fixed Price for a period of 20 consecutive trading days, the holders of a majority in interest of the Series C Preferred Stock may request, within three days of such date, that Western Pacific reset the Fixed Price to equal such 20 day average. If Western Pacific declines to reset the Fixed Price, then the annual Premium Accrual on the Series C Preferred Stock will increase from 8% to 11%, to be applied on a retroactive basis.

    Pursuant to the Private Placement, the Company agreed that, within forty-five (45) days of June 5, 1997, it would file with the Commission a registration statement covering the resale of the shares of Common Stock issuable upon the conversion of the Series C Preferred Stock and the exercise of the A-Warrants and B-Warrants. In addition, the Company granted the investors in the Private Placement certain piggyback registration rights. If such registration involves an underwriting agreement, such underwriting agreement must include, among other things, customary indemnification and contribution obligations on the part of Western Pacific.

THE A-WARRANTS AND B-WARRANTS

    In connection with the Private Placement, Western Pacific issued the A-Warrants and the B-Warrants to Lionhart, RGC, CC Investments and GEM Management, Limited (which received only B-Warrants). The A-Warrants are convertible into 213,333 shares of Common Stock at a price of $11.25 per share (subject to certain adjustments), and expire on June 5, 2002. The B-Warrants are convertible into 367,308 shares of Common Stock at a price of $6.80625 per share (subject to certain adjustments), and expire on June 5, 2000. The exercise price of the B-Warrants is subject to an upward performance adjustment providing that if at the time of exercise the closing bid price of the Common Stock has increased by more than 45% over $6.8025
(the "Warrant Threshold Level"), the exercise price shall automatically increase so that the holder of the B-Warrant being exercised relinquishes 60% of the increase in value of the Common Stock over the Warrant Threshold Level.

    The holders of A-Warrants and B-Warrants have been granted certain registration rights, as described under the caption "Series C Preferred Stock" above.

                                 SELLING STOCKHOLDERS

    The table below sets forth certain information regarding the beneficial ownership of shares of Western Pacific's Common Stock as of June 24, 1997, by each of the Selling Stockholders, the Shares offered hereby, and the beneficial ownership of shares of Common Stock after the completion of the offering.

    With respect to the shares of Common Stock issuable upon conversion of the Series C Preferred Stock, the number of shares included in the registration statement on file with the Commission of which this Prospectus is a part (i) is based, in part, upon an estimate of the number of shares issuable under the Series C Preferred Stock utilizing a hypothetical Conversion Price of $5.271328125 (as of June 24, 1997), (ii) is subject to adjustment and (iii) could be materially less or more than such estimated amount depending on factors which cannot be predicted by Western Pacific at this time, including, among others, the future market price of the Common Stock. The use of such hypothetical price is for illustration only, and is not intended, and should in no way be construed, to constitute a prediction as to the future market price of the Common Stock.


             NAME OF SELLING          SHARES BENEFICIALLY OWNED       SHARES BEING         SHARES BENEFICIALLY OWNED
               STOCKHOLDER                PRIOR TO OFFERING             OFFERED                  AFTER OFFERING
                                                NUMBER                                        NUMBER         PERCENT*

 GFI Company                                1,798,620(1)                 136,120(2)           1,662,500       8.8%

 Hunt Petroleum of Texas, Inc.              1,606,120(3)                 136,120(4)           1,580,000       8.3%

 Perot Systems                                114,286(5)                 114,286(5)                   0        --
 Corporation

 Mercury Air Group, Inc.                      200,000(6)                 200,000(6)                   0        --

 RGC International Investors, LDC           1,837,127(7)(8)(9)         1,837,127(7)(8)(9)             0        --

 CC Investments, LC                         1,837,127(7)(8)(10)        1,837,127(7)(8)(10)            0        --

 Lionhart Global Appreciation Fund            918,564(7)(8)(11)          918,564(7)(8)(11)            0        --

 GEM Management, Limited                      256,198(12)                256,198(12)                  0        --


__________________________________
* Assumes the maximum number of shares being offered have been issued.

(1) Includes 1,225,000 shares of Common Stock owned of record by GFI, and 437,500 shares of Common Stock owned of record by the Broadmoor Hotel, Inc. GFI may be deemed a controlling stockholder of the Broadmoor Hotel, Inc. Also includes currently exercisable warrants to purchase 136,120 shares of Common Stock held by GFI. GFI disclaims beneficial ownership of shares of Common Stock not owned of record by GFI.

    Mr. Edward L. Gaylord, a major stockholder of Western Pacific, individually and through certain trusts, may be deemed a controlling person of GFI and GFI may be deemed a controlling stockholder of the Broadmoor Hotel, Inc.
    As a result, Mr. Gaylord may be deemed to be the beneficial owner of the shares of Common Stock owned of record by GFI and the Broadmoor Hotel, Inc. In addition, Mr. Gaylord directly owns 467,500 shares of Common Stock. Mr. Gaylord disclaims beneficial ownership of shares of Common Stock not owned of record by him.

    Two individuals serving on Western Pacific's seven person Board of Directors are affiliated with GFI. Glenn M. Stinchcomb, a member of Western Pacific's Board of Directors since 1995, also serves as a director of Gaylord Entertainment Company ("GEC"), an affiliate of GFI and Mr. Gaylord. Mr. Stinchcomb was Chief Financial Officer and Treasurer of GEC from 1974 to 1991, and he was Vice President of GEC from 1986 to 1991. In addition Clayton I. Bennett, who was elected to the Board of Directors of Western Pacific in 1995, is the son-in-law of Mr. Gaylord.

(2) Consists of the 136,120 shares of Common Stock currently issuable upon exercise of the GFI Warrants. Following December 1, 1997, the number of warrants issuable upon the exercise of the GFI Warrants may increase pursuant to the vesting schedule contained in the GFI Warrant. See "Description of Securities--Hunt Warrants and GFI Warrants." If the number of shares issuable under the GFI Warrants is increased, the exact number of such additional shares will be stated in a supplement to this Prospectus to be transmitted to the Commission promptly after the determination of the number of such additional warrants.

(3) The shares held of record by Hunt may be deemed beneficially owned by its sole stockholder, Hunt Petroleum Corporation. Also includes currently exercisable warrants to purchase 136,120 shares of Common Stock under the Hunt Warrants. Two individuals serving on Western Pacific's Board of Directors are affiliated with Hunt. Ivan Irwin, Jr., a member of Western Pacific's Board of Directors since 1995, has served since 1994 as Vice President of Hunt, and Vice Chairman and Executive Vice President of Hunt Petroleum Corporation. In addition, James R. Wikert, who was elected to the Board of Directors of Western Pacific in 1995, is the son-in-law of a controlling shareholder of Hunt.

(4) Consists of the 136,120 shares of Common Stock currently issuable upon exercise of the Hunt Warrants. Following December 1, 1997, the number of warrants issuable upon the exercise of the Hunt Warrants may increase pursuant to the vesting schedule contained in the Hunt Warrant. See "Description of Securities--Hunt Warrants and GFI Warrants." If the number of shares issuable under the Hunt Warrant is increased, the exact number of such additional shares will be stated in a supplement to this Prospectus to be transmitted to the Commission promptly after the determination of the number of such additional warrants.

(5) Consists of 114,286 shares of Common Stock issued to Perot on May 6, 1997 in a private placement of Western Pacific's Common Stock pursuant to the terms of the Technology Agreement. Following the additional scheduled issuances of Common Stock to Perot, and any optional issuances, these figures will be stated in a supplement to this Prospectus to be transmitted to the Commission promptly after the determination of the number of such shares of Common Stock. Perot provides certain technology management services to Western Pacific pursuant to the Technology Agreement. See "Certain Transactions--The Perot Transaction."

(6) Consists of 200,000 shares of Common Stock issuable upon the exercise of the Mercury Warrants. Following July 28, 1998, the number of warrants issuable upon the exercise of the Mercury Warrants may increase pursuant to certain adjustment provisions contained in the Mercury Warrants. See "Description of Securities--The Mercury Warrants." If the number of shares issuable under the Mercury Warrants is increased, the exact number of such additional shares will be stated in a supplement to this Prospectus to be transmitted to the Commission promptly after the determination of the number of such additional warrants. Mercury provides certain fuel management services to Western Pacific pursuant to a Fuel Management Agreement. See "Certain Transactions--The Mercury Air Transaction."

(7) With respect to shares of Common Stock issuable upon the conversion of the Series C Preferred Stock, the calculation of the number of shares being offered is based on an estimate of 200% of the shares currently issuable at a conversion price of $4.685625, which price is 80.0% of the average of the closing bid price for the Common Stock on the Nasdaq National Market (as reported by IDD Information Services) for the twenty consecutive trading days preceding June 24, 1997 (which was $5.85703125). Therefore, the assumed Conversion Price results in ownership of Common Stock that may differ from what actual ownership of Common Stock will be on the actual date of the conversion of the Series C Preferred Stock.

    In addition, with respect to shares of Common Stock issuable upon the exercise of the A-Warrants or the B-Warrants, the number of shares being offered is based upon the number of shares issuable upon the complete exercise of the A-Warrants and the B-Warrants as of the date of this Prospectus. In the event of certain dilutive issuances of securities by Western Pacific, or in the event of equitable adjustments for stock splits, stock dividends, rights offerings, combinations, recapitalization, reclassifications and similar events, the number of shares issuable upon exercise of such warrants could increase. If the number of shares issuable upon exercise of either the A-Warrants or the B-Warrants is increased or decreased, the exact number of such shares will be stated in a supplement to this Prospectus to be transmitted to the Commission promptly after the exercise of such A-Warrants or the B-Warrants, as the case may be.

    In addition, pursuant to the terms of the Certificate of Designations of the Series C Preferred Stock, the Series C Preferred Stock is convertible by the holders thereof only to the extent that the number of shares of Common Stock thereby issuable, together with the number of shares of Common Stock then held by such holder and its affiliates would not exceed 4.9% of the then outstanding Common Stock as determined in accordance with
    Section 13(d) of the Exchange Act, unless such holders, upon giving 61 days notice to Western Pacific, waive such limitation. Accordingly, the number of shares of Common Stock set forth above exceeds the actual number of shares of Common Stock that the RGC or CC Investments, as the case may be, could own beneficially at any given time through their ownership of the Series C Preferred Stock.

     In that regard, beneficial ownership set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange Act.


(8) Except as set forth in footnote 7 above, ownership is determined in accordance with Rule 13d-3 under the Exchange Act. Subject to the provisions of footnote 7 above, the actual number of Shares beneficially owned and offered for sale by holders of Series C Preferred Stock hereunder is subject to adjustment and could be materially less or more than the estimated amount indicated depending upon factors which cannot be predicted by Western Pacific at this time, including, among others, the average of the closing bid price of the Common Stock during the twenty consecutive trading days ending one trading day prior to the actual date of the conversion of any Series C Preferred Stock.


(9) Includes 1,707,350 Shares issuable upon conversion of 4,000 shares of Series C Preferred Stock, assuming 200% of the shares issuable based on a conversion price of $4.685625, which price is 80.0% of $5.85703125 (the average closing bid price of the twenty consecutive trading days preceding June 24, 1997) have been issued; based on the Conversion Price on June 24, 1997, 758,822 Shares would be issuable; 85,333 shares issuable upon exercise of an A-Warrant; and 44,444 Shares issuable upon exercise of a B-Warrant. Except for the ownership of 4,000 shares of Series C Preferred Stock, A-Warrants to purchase 85,333 shares of Common Stock and B-Warrants to purchase 44,444 shares of Common Stock, RGC International Investors, LDC has not had any material relationship with Western Pacific or any of its affiliates within the past three years.

(10) Includes 1,707,350 Shares issuable upon conversion of 4,000 shares of Series C Preferred Stock, assuming 200% of the shares issuable based on a conversion price of $4.685625, which price is 80.0% of $5.85703125 (the average closing bid price of the twenty consecutive trading days preceding June 24, 1997) have been issued; based on the Conversion Price on June 24, 1997, 758,822 Shares would be issuable; 85,333 Shares issuable upon exercise of an A-Warrant; and 44,444 Shares issuable upon exercise of a B-Warrant. Except for the ownership of 4,000 shares of Series C Preferred Stock, A-Warrants to purchase 85,333 shares of Common Stock and B-Warrants to purchase 44,444 shares of Common Stock, CC Investments, LDC has not had any material relationship with Western Pacific or any of its affiliates within the past three years.

(11) Includes 853,675 Shares issuable upon conversion of 2,000 shares of Series C Preferred Stock, assuming 200% of the shares issuable based on a conversion price of $4.685625, which price is 80.0% of $5.85703125 (the average closing bid price of the twenty consecutive trading days preceding June 24, 1997) have been issued; based on the Conversion Price on June 24, 1997, 379,411 Shares would be issuable; 42,667 Shares issuable upon exercise of an A-Warrant; and 22,222 Shares issuable upon exercise of a B-Warrant. Except for the ownership of 2,000 shares of Series C Preferred Stock, A-Warrants to purchase 42,667 shares of Common Stock and B-Warrants to purchase 22,222 shares of Common Stock, Lionhart Global Appreciation Fund has not had any material relationship with Western Pacific or any of its affiliates within the past three years. Lionhart Global Appreciation Fund is an affiliate of GEM Management, Limited.
     See Note (12) below.

(12) Includes 256,198 Shares issuable upon exercise of a B-Warrant. GEM Management, Limited received the B-Warrants and GEM Advisors, Ltd. received a cash payment of $350,000 as a placement fee for the Private Placement. See "Certain Transactions."

     See "Description of Securities" above for (i) a description of the above warrants, rights, and convertible securities and (ii) the nature of the relationship which each of the Selling Stockholders has had with Western Pacific within the past three years.

                                 PLAN OF DISTRIBUTION

    Western Pacific has been advised by the Selling Stockholders that distribution of the Shares by the Selling Stockholders or by certain pledgees, donees, transferees or other successors in interest, may be effected from time to time in one or more transactions (which may involve block transactions) in the over-the-counter market or on the Nasdaq National Market (or any exchange on which the Common Stock may then be listed), in negotiated transactions, through the writing of options (whether such options are listed on an options exchange or otherwise), through short sales, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Seller Stockholders and/or purchasers of Shares for whom they may act as agent. The Selling Stockholders may also sell such Shares pursuant to Rule 144 promulgated under the Securities Act, or may pledge shares as collateral for margin accounts and such shares could be resold pursuant to the terms of such accounts. The Selling Stockholders and any broker-dealers that act in connection with the sale of the Common Stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the shares of Common Stock as principal might be deemed to be underwriting discounts and commission under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Common Stock against certain liabilities, including liabilities arising under the Securities Act.

    Because the Selling Stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of the Shares, such Selling Stockholders, any selling broker or dealer and any "affiliated purchasers" may be subject to Regulation M under the Exchange Act, which Regulation would prohibit, with certain exceptions, any such person from bidding for or purchasing any security which is the subject of such distribution until his participation in that distribution is completed. In addition, Regulation M prohibits any stabilizing bid or stabilizing purchase for the purpose of pegging, fixing or stabilizing the price of Common Stock in connection with this offering.

                                    LEGAL MATTERS

    The validity of the issuance of Western Pacific's Common Stock being offered hereby will be passed upon for Western Pacific by D'Ancona & Pflaum, Chicago, Illinois.

                                       EXPERTS

    The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Western Pacific Airlines, Inc. as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 have been audited by Arthur Andersen LLP, independent public accountants as indicated in their report with respect thereto, and as incorporated herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said report.

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses in connection with this transaction. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee. All such expenses will be paid by the Registrant. None of these expenses will be paid by the Selling Stockholders.

    Registration fee (Securities and Exchange Commission).....  $15,847
    Printing expenses.........................................  $ 5,000
    Accounting fees and expenses..............................  $ 1,000
    Legal fees and expenses ..................................  $10,000
    Miscellaneous.............................................  $ 1,153
                                                                -------
    Total.....................................................  $33,000
                                                                =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Generally, Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Corporation Law") permits a corporation to indemnify certain persons made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonable incurred by him in connection with any such action, suit or proceeding if he acted in good faith and in a manner that he reasonable believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If, however, any threatened, pending or completed action, suit or proceeding is by or in the right of the corporation, the director or officer is not permitted to be indemnified in respect of any claim, issue or matter as to which he is adjudged to be liable to the corporation unless the Delaware Court of Chancery determines otherwise.

    Section 102(b)(7) of the Delaware Corporation Law enables a Delaware corporation to include a provision in its certificate of incorporation limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director, except that such provision may not eliminate or limit the liability of a director for (1) any breach of the director's duty of loyalty to the corporation or its stockholders,
(2) for acts or omissions that are not in good faith or which involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the Delaware Corporation Law or (4) for any transaction from which the director derived an improper personal benefit.

    Paragraph 6 of the Registrant's Restated Certificate of Incorporation provides for the elimination of director liability (pursuant to Section 102(b)(7) of the Delaware Corporation Law) and indemnification of its directors and officers to the fullest extent permitted by law. In addition,
Article IX of the Bylaws of the Registrant, a copy of which is filed as
Exhibit 3.3 to this Registration Statement, provides for indemnification of its directors and officers to the fullest extent permitted by the Delaware Corporation Law and by the Restated Certificate of Incorporation, upon a determination by a majority vote of a quorum consisting of the disinterested directors of the Board of Directors or if a quorum is not obtainable, or even if obtainable if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or by vote of the stockholders that indemnification is proper in the circumstances because the applicable standards of conduct set forth in the Delaware Corporation Law have been met.

    Article IX of the Registrant's Amended Bylaws provides that the Registrant will indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a Director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a Director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, to the fullest extent and under any and all circumstances permitted by the Delaware Corporation Law the Certificate of Incorporation of the Registrant, as amended. Such indemnification (unless ordered by a court) shall be made as authorized in a specific case upon a determination that indemnification of the Director, officer, employee or agent is proper in the circumstances because he has met the applicable standards of conduct set forth in the Delaware Corporation Law. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or (2) if such quorum is not obtainable, or even if obtainable if a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

    In addition, Article IX of the Amended Bylaws provides that expenses (including attorney's fees) incurred by a Director, officer, employee or agent of the Company in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Registrant as set forth above. Notwithstanding the foregoing sentence, the foregoing advancement of expenses (including attorneys' fees) is not mandatory, but instead is at the discretion of the Company's Board of Directors.

ITEM 16.  EXHIBITS.

 3.1 Restated Certificate of Incorporation of Western Pacific (incorporated by reference to Exhibit 3.1 to Western Pacific's registration statement on Form S-1 (Registration No. 33-97862)).

 3.2 Certificate of Amendment to Certificate of Incorporation of Western Pacific, dated June 19, 1997.

 3.3        Restated By-laws of Western Pacific (incorporated by reference to
            Exhibit 3.3 to Western Pacific's annual report on Form 10-K for the fiscal year ended December 31, 1996, File No. 0-27238).

 4.1 Restated Certificate of Incorporation of Western Pacific (Included in Exhibit 3.1 above).

 4.2        Restated Bylaws of Western Pacific (Included in Exhibit 3.3 above).

 4.3 Stock Purchase Agreement dated as of January 31, 1997, by and among Western Pacific, Hunt Petroleum of Texas, Inc. and GFI Company . (Incorporated by reference to Exhibit 10.70 to Western Pacific's 8-K for an event dated January 31,1997, File No. 0-27238).

 4.4        Warrant Certificate issued to Hunt Petroleum of Texas, Inc.
            (Incorporated by reference to Exhibit 10.71 to Western Pacific's 8-K for an event dated January 31,1997, File No. 0-27238).

 4.5 Warrant Certificate issued to GFI Company (Incorporated by reference to Exhibit 10.72 to Western Pacific's 8-K for an event dated January 31,1997, File No. 0-27238).

 4.6 Information Technology Services Agreement dated April 1, 1997 between Western Pacific and Perot Systems Corporation
            (Incorporated by reference to Exhibit 10.76 to Western Pacific's 10-K filed for the year ended December 31, 1996, File No. 0-27238).

 4.7 Warrant Certificate issued to Mercury Air Group (Incorporated by reference to Exhibit 4.10 to Western Pacific's 10-Q filed for the quarter ended March 31, 1997, File No. 0-27238).

 4.8 Securities Purchase Agreement, dated June 5, 1997, by and among Western Pacific, Western Pacific, RGC International Investors, LDC, CC Investors, LDC and Lionhart Global Appreciation Fund. (Incorporated by reference to Exhibit 99.1 to Western Pacific's
            8-K for an event dated June 5,1997, File No. 0-27238).

 4.9 Certificate of Designation, Preferences and Rights of Series C Preferred Stock. (Incorporated by reference to Exhibit 99.2 to Western Pacific's 8-K for an event dated June 5, 1997, File No. 0-27238).

 4.10 Certificate of Correction to Certificate of Designation, Preferences and Rights of Series C Preferred Stock. (Incorporated by reference to Exhibit 99.3 to Western Pacific's 8-K for an event dated
            June 5, 1997, File No. 0-27238).

 4.11 Form of A-Warrant. (Incorporated by reference to Exhibit 99.4 to Western Pacific's 8-K for an event dated June 5,1997, File
            No. 0-27238).

 4.12 Form of B-Warrant. (Incorporated by reference to Exhibit 99.5 to Western Pacific's 8-K for an event dated June 5,1997, File
            No. 0-27238).

 4.13 Agreement Among Preferred Stockholders, dated June 5, 1997, by and among the Company, RGC, CC Investors, Lionhart, Hunt Petroleum of Texas, Inc. and GFI Company. (Incorporated by reference to
            Exhibit 99.6 to Western Pacific's 8-K for an event dated
            June 5, 1997, File No. 0-27238).

 4.14 Registration Rights Agreement, dated June 5, 1997, by and among the Company, RGC, CC Investors and Lionhart. (Incorporated by reference to Exhibit 99.7 Western Pacific's 8-K for an event dated June 5, 1997, File No. 0-27238).

 5.1        Opinion of D'Ancona & Pflaum regarding certain legal matters.

 23.1       Consent of  D'Ancona & Pflaum (included in Exhibit 5.1)

 23.2       Consent of Arthur Andersen LLP.

 24.1 Power of Attorney (Included on the signature pages of the registration statement).


ITEM 17.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 15 above), or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Colorado Springs, State of Colorado, on this 24th day of June, 1997.

                                       WESTERN PACIFIC AIRLINES, INC.
                                       (Registrant)

                                       By: /s/Robert A. Peiser
                                           ______________________________
                                           Robert A. Peiser
                                           President and Chief Executive
                                            Officer

                                  POWER OF ATTORNEY

    Each person whose signature appears below this Registration Statement hereby severally constitutes and appoints Robert A. Peiser, George Leonard and Stacy Mihalsky, and each of them acting singly, our true and lawful attorneys-in-fact and agent, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Commission under the Securities Act any and all amendments (including
post-effective amendments) and exhibits  to this   Registration  Statement
and any  and  all   registration statements, applications and other documents
to be filed with the Securities and Exchange Commission  pertaining  to  the
registration  of  the  securities covered   hereby  (including  any
registration  for   additional securities as permitted under Rule 462(b) of
the Securities Act), with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorneys-in-fact, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed below by the following persons in the capacities and on the date indicated below.


    SIGNATURE                          TITLE                                             DATE
  /s/ Robert A. Peiser                President and Chief Executive Officer (Principal     June 24, 1997
      Robert A. Peiser                Executive Officer), Director

 /s/ George Leonard                   Vice President Finance and                           June 24, 1997
     George Leonard                   Chief Financial Officer (Principal Financial
                                      Officer)

 /s/ Stacy A. Mihalsky                Controller (Chief Accounting Officer)                June 24, 1997
     Stacy A. Mihalsky


 /s/ Edward R. Beauvais               Chairman of the Board                                June 24, 1997
     Edward R. Beauvais

 /s/ Clayton I. Bennett               Director                                             June 24, 1997
     Clayton I. Bennett


 /s/ Glenn M. Stinchcomb              Director                                             June 24, 1997
     Glenn M. Stinchcomb

 /s/ Ivan Irwin, Jr.                  Director                                             June 24, 1997
     Ivan Irwin, Jr.


 /s/ James R. Wikert                  Director                                             June 24, 1997
     James R. Wikert


                                    EXHIBIT INDEX

EXHIBIT NO.         DESCRIPTION

 3.1 Restated Certificate of Incorporation of Western Pacific (incorporated by reference to Exhibit 3.1 to Western Pacific's registration statement on Form S-1 (Registration No. 33-97862)).

 3.2 Certificate of Amendment to Certificate of Incorporation of Western Pacific, dated June 19, 1997.

 3.3      Restated By-laws of Western Pacific (incorporated by reference to
          Exhibit 3.3 to Western Pacific's annual report on Form 10-K for the fiscal year ended December 31, 1996, File No. 0-27238)

 4.1      Restated Certificate of Incorporation of Western Pacific (Included in
          Exhibit 3.1 above).

 4.2      Restated Bylaws of Western Pacific (Included in Exhibit 3.3 above).

 4.3 Stock Purchase Agreement dated as of January 31, 1997, by and among Western Pacific, Hunt Petroleum of Texas, Inc. and GFI Company . (Incorporated by reference to Exhibit 10.70 to Western Pacific's 8-K for an event dated January 31,1997, File No. 0-27238).

 4.4 Warrant Certificate issued to Hunt Petroleum of Texas, Inc. (Incorporated by reference to Exhibit 10.71 to Western Pacific's 8-K for an event dated January 31,1997, File No. 0-27238).

 4.5 Warrant Certificate issued to GFI Company (Incorporated by reference to Exhibit 10.72 to Western Pacific's 8-K for an event dated
          January 31,1997, File No. 0-27238).

 4.6 Information Technology Services Agreement dated April 1, 1997 between Western Pacific and Perot Systems Corporation (Incorporated by reference to Exhibit 10.76 to Western Pacific's 10-K filed for the year ended December 31, 1996, File No. 0-27238).

 4.7 Warrant Certificate issued to Mercury Air Group (Incorporated by reference to Exhibit 4.10 to Western Pacific's 10-Q filed for the quarter ended March 31, 1997, File No. 0-27238).

 4.8 Securities Purchase Agreement, dated June 5, 1997, by and among Western Pacific, Western Pacific, RGC International Investors, LDC, CC Investors, LDC and Lionhart Global Appreciation Fund. (Incorporated by reference to Exhibit 99.1 to Western Pacific's 8-K for an event dated June 5,1997, File No. 0-27238).

 4.9 Certificate of Designation, Preferences and Rights of Series C Preferred Stock. (Incorporated by reference to Exhibit 99.2 to Western Pacific's 8-K for an event dated June 5, 1997, File No. 0-27238).

 4.10 Certificate of Correction to Certificate of Designation, Preferences and Rights of Series C Preferred Stock. (Incorporated by reference to Exhibit 99.3 to Western Pacific's 8-K for an event dated
          June 5, 1997, File No. 0-27238).

 4.11 Form of A-Warrant. (Incorporated by reference to Exhibit 99.4 to Western Pacific's 8-K for an event dated June 5,1997, File
          No. 0-27238).

 4.12 Form of B-Warrant. (Incorporated by reference to Exhibit 99.5 to Western Pacific's 8-K for an event dated June 5,1997, File
          No. 0-27238).

 4.13 Agreement Among Preferred Stockholders, dated June 5, 1997, by and among the Company, RGC, CC Investors, Lionhart, Hunt Petroleum of Texas, Inc. and GFI Company. (Incorporated by reference to
          Exhibit 99.6 to Western Pacific's 8-K for an event dated June 5, 1997, File No. 0-27238).

 4.14 Registration Rights Agreement, dated June 5, 1997, by and among the Company, RGC, CC Investors and Lionhart. (Incorporated by reference to Exhibit 99.7 Western Pacific's 8-K for an event dated June 5, 1997, File No. 0-27238).

 5.1      Opinion of D'Ancona & Pflaum regarding certain legal matters.

 23.1     Consent of  D'Ancona & Pflaum (included in Exhibit 5.1)

 23.2     Consent of Arthur Andersen LLP.

 24.1 Power of Attorney (Included on the signature pages of the registration statement).



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